Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-10 and related base shelf prospectus (collectively, the “Registration Statement”) of Shaw Communications Inc. (the “Corporation”), relating to the offer and issue of Debt Securities, Class B Non-Voting Participating Shares, Class 1 Preferred Shares, Class 2 Preferred Shares, Warrants to purchase Equity Securities or Debt Securities, Share Purchase Contracts and Units, up to an aggregate initial offering price of $4.0 billion, filed with the United States Securities and Exchange Commission (the “Commission”) on April 30, 2013 and to the incorporation by reference therein of our reports dated November 29, 2012 with respect to the consolidated statements of financial position as at August 31, 2012 and 2011, and September 1, 2010, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended August 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of August 31, 2012 filed with the Commission as Exhibit 99.2 to the Form 40-F of the Corporation.

Calgary, Canada	/s/ Ermst & Young LLP
April 30, 2013	Chartered Accountants